Exhibit 99.2

International Rectifier Appoints Don Dancer Executive Vice President and Chief Administrative Officer

EL SEGUNDO, Calif.—(BUSINESS WIRE)—March 6, 2008—International Rectifier Corporation (NYSE:IRF) today announced the appointment of Donald Dancer as Executive Vice President and Chief Administrative Officer.  In this role, Mr. Dancer will oversee International Rectifier’s legal, human resources, compliance, mergers and acquisitions and investor relations functions and will report directly to the Company’s Chief Executive Officer, Oleg Khaykin.

Mr. Dancer most recently served as acting Chief Executive Officer since late August, 2007.  He joined International Rectifier in 2002 and was previously Executive Vice President, Secretary and General Counsel.  Prior to 2002, Mr. Dancer had 22 years of corporate practice including managing legal affairs for a number of divisions and affiliates of the General Electric Company.

“We are all very pleased that Don will remain with IR in the newly created position of Chief Administrative Officer to improve the organizational effectiveness of our corporate operations,” said Oleg Khaykin, International Rectifier’s Chief Executive Officer.  “Don’s breadth of experience and credibility as an acting CEO, General Counsel, business advisor and skilled manager make him well suited for his new role.  I look forward to working with Don as we continue to strengthen our internal control environment and improve the areas of corporate governance and compliance.”

About International Rectifier

International Rectifier Corporation (NYSE:IRF) is a world leader in power management technology. IR’s analog, digital, and mixed signal ICs, and other advanced power management products, enable high performance computing and save energy in a wide variety of business and consumer applications.  Leading manufacturers of computers, energy efficient appliances, lighting, automobiles, satellites, aircraft, and defense systems rely on IR’s power management solutions to power their next generation products. For more information, go to www.irf.com.

Note: Statements made or implied in this release that are in the future tense or that are accompanied by words such as “pursue,” “expect” or variations of such words are “forward-looking” and involve risks and uncertainties that are not within International Rectifier’s control. A fuller explanation of these risks and uncertainties, including those related to the ongoing investigation conducted by independent legal counsel retained by the Audit Committee of the Board of Directors, and the changes to the company’s internal controls and governance policies, is contained in International Rectifier’s periodic and other filings from time to time with the Securities and Exchange Commission.

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Company contact:

Investors

Portia Switzer

310.726.8254

Chris Toth

310.252.7731

Media

Graham Robertson